As filed with the Securities and Exchange Commission on January 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRUMBS BAKE SHOP, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1215274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 West 40th Street, Suite 2100, New York, NY 10018

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CRUMBS BAKE SHOP, INC. EQUITY INCENTIVE PLAN

(Full title of the plan)

Julian R. Geiger

President and Chief Executive Officer

Crumbs Bake Shop, Inc.

110 West 40th Street, Suite 2100

New York, NY 10018

(Name and address of agent for service)

(212) 221-7105

(Telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Ellenoff Grossman & Schole, LLP

150 East 42nd Street

New York, NY 10017

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value	338,295 shares(1)	$4.00(2)	$4.00(2)	$155.07
Common Stock, $.0001 par value	338,295 shares(3)	(3)	(3)	(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate amount of additional shares of common stock, which may become issuable pursuant to the anti-dilution provisions of the Equity Incentive Plan, as amended (the “Plan”) are also being registered hereunder. The shares being registered consist of 338,295 shares, which may be reoffered and resold from time to time.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of Registrant’s common stock as reported on the Nasdaq Stock Market LLC on January 27, 2012.

(3)	Represents the same shares described in the line above, which may be resold by the holder.
(4)

Pursuant to Rule 457(h)(3), no additional fee is payable since the shares, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 contains several parts. Immediately following Part I is a prospectus, which has been prepared in accordance with the requirements of Part I of Form S-3 (as required by Section C.1 of the General Instructions to Form S-8) (as the same may be supplemented from time to time, the “Reoffer Prospectus”). The Reoffer Prospectus will be used for reoffers and resales by control persons or affiliates of the Company of shares of common stock of the Company to be issued pursuant to the Equity Incentive Plan or upon exercise of options granted or to be granted thereunder from time to time. The next part contains information required in the Registration Statement pursuant to Part II of Form S-8.

Pursuant to the introductory note to Part I of Form S-8, the plan information, which constitutes part of the “Plan Prospectus,” is not being filed with the Securities and Exchange Commission.

PART I

ITEM 1.	PLAN INFORMATION

Crumbs Bake Shop, Inc. will send or give document(s) containing the information specified in Part I to participants as specified by Rule 428(b)(1). These documents are not required to be filed as part of this Registration Statement and are omitted from this Registration Statement in accordance with the note to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request by a participant in the Crumbs Bake Shop, Inc. Equity Incentive Plan, as amended from time to time, the Company will provide any of the documents incorporated by reference into the Section 10(a) prospectus, without charge. Any document required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge.

PROSPECTUS

CRUMBS BAKE SHOP, INC.

Up to 338,295 Shares of Common Stock

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of Crumbs Bake Shop, Inc. (the “Company” or “CBS”) or their successors in interest of shares of the common stock which may be acquired pursuant to the Company’s Equity Incentive Plan, as amended (the “Plan”).

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on a stock exchange, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold from time to time, among other ways, by one or more brokers or dealers engaged by the selling stockholders. Brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with such sales. See “Plan of Distribution.” In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, but we will receive proceeds to the extent that options to purchase common stock are issued and exercised. We have paid the expenses of preparing this prospectus and the related registration statement on Form S-8 (the “Registration Statement”).

The closing sales price of our common stock, trading under the symbol “CRMB”, on January 27, 2012 as reported by the Nasdaq Stock Market LLC (“Nasdaq”) was $4.01.

Investing in any of our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 31, 2012.

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

FORWARD-LOOKING STATEMENTS

Some of the statements set forth in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “project,” “target,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current view concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of the Company and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that the benefits anticipated from the business transaction with the Company may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from the business transaction making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to regain and maintain compliance with the Nasdaq continued listing standards; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which the Company and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; the general volatility of the market prices of our securities and general economic conditions; our ability to successfully implement new strategies; operating hazards; competition; the loss of key personnel; the impact of adverse conditions in certain geographic regions; disruptions in the Company’s supply chain; an inability to predict consumer demand; any of the factors in the “Risk Factors” section of our annual or quarterly reports; other risks identified in this prospectus; and any statements of assumptions underlying any of the foregoing. You should also carefully review the reports that we file with the SEC. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

i

PROSPECTUS SUMMARY

The following summary contains basic information about Crumbs Bake Shop, Inc. and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “Company,” “we,” “our” and “us” refer to Crumbs Bake Shop, Inc. and our consolidated subsidiary, Crumbs Holdings LLC (“Crumbs”).

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Company

CBS was formed in Delaware in October 2009 under the name of 57th Street General Acquisition Corp. (“57th Street”). 57th Street entered into a Business Combination Agreement dated as of January 9, 2011 and amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (as amended, from time-to-time, the “Business Combination Agreement”), by and among 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (“Crumbs”), the members of Crumbs immediately prior to the consummation of the Merger (the “Members”) and the representatives of the Members and Crumbs pursuant to which, subject to the terms and conditions contained therein, Merger Sub was merged with and into Crumbs with Crumbs surviving the merger as a non-wholly owned subsidiary of 57th Street (the “Merger”). The entity surviving the Merger kept the Crumbs Holdings LLC name, and is referred to herein as Crumbs. 57th Street filed its Third Amended and Restated Certificate of Incorporation with the State of Delaware Secretary of State to change its name to Crumbs Bake Shop, Inc. on October 26, 2011.

We, through Crumbs and its wholly-owned subsidiaries, operate our business under the trade name of Crumbs Bake Shop. We offer a wide variety of cupcakes, cakes, pies, cookies and other baked treats. Cupcake sales have historically comprised the majority of our business. Crumbs believes that its baked goods appeal to a wide demographic of customers who span a broad range of socio-economic class. Crumbs operates in urban, suburban, commercial, and residential markets. More recently, it has expanded into transportation hubs, such as Union Station in Washington, D.C. and the Continental Airlines Terminal at Newark Liberty International Airport in Newark, New Jersey and mall-based centers, such as Queens Center in Elmhurst, New York.

As of December 31, 2011, there were 48 Crumbs retail stores operating in six states and Washington, D.C., including 19 locations in Manhattan, New York. Crumbs’ sales are primarily conducted through its retail locations in New York, California, Illinois, Connecticut, New Jersey, Virginia and Washington, D.C. However, a small percentage of baked goods sales are from Crumbs’ wholesale distribution business and catering sales to several metropolitan area vendors. Crumbs’ e-commerce division at http://www.crumbs.com allows cupcakes to be shipped nationwide. In light of the decline in operating performance at a number of the Company’s stores, Management and the Board are engaged in an ongoing process to evaluate and, as necessary, address weaknesses and implement improvements in the Company’s management, operations and growth strategies as part of our efforts to maximize overall profitability and shareholder value.

The Offering

Common stock outstanding before the offering	5,505,885 shares(1)

Common stock issuable as restricted stock or upon exercise of options granted or to be granted which may be offered pursuant to this prospectus	Up to 338,295 shares

Nasdaq symbol	CRMB

Use of proceeds	We will not receive any proceeds from the sales of these shares. We will receive proceeds to the extent that options to purchase common stock may be issued and thereafter exercised. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk factors	There are risks associated with an investment in the common stock offered by this prospectus. You should carefully consider the risk factors described in this prospectus in the “Risk Factors” section before making a decision to invest.

Executive offices	Our executive offices are located at 110 West 40th Street, Suite 2100, New York, NY 10018; telephone number: (212) 221-7105.

(1)

Does not reflect the issuance of (i) 3,900,000 shares of common stock in exchange for 3,900,000 New Crumbs Class B Exchangeable Units (the “Class B Exchangeable Units”) of Crumbs Holdings LLC currently outstanding or (ii) up to 4,400,000 shares of common stock in exchange for up to 4,400,000 Class B Exchangeable Units which may be earned by the Members and Julian R. Geiger, our President and Chief Executive Officer, if certain financial and stock price targets are met (aggregate per target, first target: 1,466,667 shares, second target: 1,466,667 shares, third target 1,466,666 shares, each upon exchange for equal amount of Class B Exchangeable Units). If such financial and stock price targets are not met (or partially met) at the end of the contingency consideration period, such unearned shares will not be issued.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, upon payment of a fee set by the SEC, any documents that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC’s EDGAR database and under the Investor Relations section of our website at www.crumbs.com. You may access the EDGAR database at the SEC’s website at www.sec.gov.

This prospectus is part of the Registration Statement that we have filed with the SEC to register the common stock offered hereby under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the Registration Statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the Registration Statement, the exhibits and schedules for more information about us and our common stock. The Registration Statement, exhibits and schedules are available at the SEC’s public reference rooms or through its EDGAR database on the Internet.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, together with any amendments thereof, filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 11, 2011;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 17, 2011, August 15, 2011, and November 14, 2011, respectively;

(c)	Our current reports on Form 8-K dated January 10, 2011, January 31, 2011, February 22, 2011, March 18, 2011, April 7, 2011, May 6, 2011, May 11, 2011, May 23, 2011, May 25, 2011, June 9, 2011, June 29, 2011, July 29, 2011, August 12, 2011, August 16, 2011, September 8, 2011, October 28, 2011, November 16, 2011, December 21, 2011, January 20, 2012 and January 23, 2012, respectively; and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 29, 2011, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary, Crumbs Bake Shop, Inc., 312 Main Street, PO Box 388, Preston, Maryland 21655; telephone (410) 673-1220.

RISK FACTORS

Risks Related to Crumbs’ Business and Industry

If Crumbs is unable to achieve its rapid growth strategy, its business could be materially adversely affected.

Crumbs’ growth strategy depends on its ability to open new stores on a timely and profitable basis. Crumbs has experienced delays in store openings from time to time. Crumbs may experience delays in the future, and Crumbs cannot assure you that it will be able to achieve its expansion goals. Any inability to implement Crumbs’ growth strategy could materially adversely affect its business, financial condition, operating results or cash flows. Crumbs’ ability to expand successfully will depend on a number of factors, some of which are beyond its control. Crumbs may also, from time to time, choose to alter its stated growth plans based on any or all of the following factors:

•	identification and availability of suitable store sites;

•	competition for prime real estate sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and Crumbs’ ability to obtain, adequate suppliers of ingredients that meet its quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

Any inability to manage Crumbs’ growth effectively could materially adversely affect its operating results and cause its future results to be unpredictable.

Crumbs has grown significantly since its inception. Its existing store management systems, financial and management controls and information systems may not be adequate to support its planned expansion. Crumbs’ ability to manage its growth effectively will require it to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel.

Additionally, Crumbs’ growth strategy and the substantial investment associated with the development of each new store may cause Crumbs’ operating results to fluctuate and be unpredictable or adversely affect its profits. Crumbs cannot assure you that it will be able to respond on a timely basis to all of the changing demands that its planned expansion will impose on management and on its existing infrastructure. If Crumbs is unable to manage its growth effectively, its business and operating results could be materially adversely impacted and its future results will be unpredictable.

Crumbs’ expansion into new markets may present increased risks due to its unfamiliarity with those areas.

Some of Crumbs’ new stores are planned for markets where it has little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than its existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and Crumbs may need to build brand awareness in such market through greater investments in advertising and promotional activity than it originally planned. Crumbs may find it more difficult in new markets to hire, motivate and keep qualified employees who can project its vision. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, Crumbs may have difficulty in finding reliable commercial bakers, suppliers or distributors that can provide it, either initially or over time, with adequate supplies of ingredients meeting its quality standards. Revenue at stores opened in new markets may not reach expected revenue and profit levels, negatively impacting overall profitability.

You should not rely on average store sales experienced by Crumbs in the past because they may not be indicative of future results.

Crumbs’ average store sales may not continue at the rates achieved over the past several years. A number of factors have historically affected, and may affect Crumbs’ average store sales in the future, including:

•	introduction of new menu items;

•	initial sales performance by new stores and the impact of cannibalization;

•	weather conditions;

•	competition;

•	consumer trends;

•	Crumbs’ ability to execute its business strategy effectively; and

•	general regional and national economic conditions.

Changes in Crumbs’ average store sales or Crumbs’ inability to increase its average unit sales could cause its operating results to vary adversely from expectations, which could adversely affect its results of operations. Changes in Crumbs’ average sales results may not meet the expectations of analysts or investors which could cause the price of the Company’s common stock to fluctuate.

Crumbs has a limited operating history and Crumbs may be unable to achieve and sustain profitability.

The first Crumbs store was opened in 2003. As of December 31, 2011, Crumbs was operating 48 stores, eighteen of which have been open for less than one year. Accordingly, you have limited information with which to evaluate Crumbs’ business and prospects. As a result, forecasts of Crumbs’ future revenues, expenses and operating results may not be as accurate as they would be if Crumbs had a longer history of operations. Crumbs cannot predict whether it will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future.

Crumbs’ revenue and profit growth could be adversely affected if comparable store revenue is less than expected.

Maintaining comparable store revenue enables fixed costs to be spread over a consistent revenue base. Crumbs may not achieve comparable store revenue. If this were to happen, revenue and profit growth would be adversely affected.

Crumbs’ store expansion strategy includes further penetration of existing markets. This strategy can cause sales in some of Crumbs’ existing stores to decline.

In accordance with Crumbs’ expansion strategy, Crumbs intends to open new stores, including in Crumbs’ existing markets. Since Crumbs’ customers typically represent customers from a relatively small radius around each of its stores, the sales performance and customer counts for stores near the area in which a new store opens may decline due to cannibalization, or competition between its closely-situated stores.

As we expand our store base, we may be unable to achieve the comparable store sales that we have in the past, which could cause our stock price to decline.

As we expand our store base, we may not be able to achieve the levels of comparable store sales that we experienced prior to our expansion efforts. In addition, we may not be able to maintain our historic average sales as we expand within current markets or move into new markets. If our future comparable store sales decline or fail to meet market expectations, the price of our common stock could decline. In addition, the aggregate results of operations of our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. A variety of factors affect comparable store sales, including, among others, consumer trends, competition, current economic conditions, pricing, inflation, changes in our product mix and the success of marketing programs. If we misjudge the market for our products, we may acquire excess inventory for some of our products and underestimate opportunities for other products. These factors may cause our comparable store sales results in the future to differ materially from previous periods and our expectations, which could harm our results of operations and result in a decline in the price of our common stock.

We have grown rapidly in recent years and we have limited operating experience at our current scale of operations; if we are unable to manage our operations at our current size or are unable to manage any future growth effectively, our brand image and financial performance may suffer.

We have expanded our operations rapidly and have limited operating experience at our current size. If our operations continue to grow, we will be required to continue to expand our organization, to upgrade our management information systems and other processes and to obtain more space for our expanding administrative support and other headquarter personnel. We could experience difficulties in hiring, training and managing an increasing number of employees, difficulties in obtaining sufficient raw materials and baking capacity to produce our products. These difficulties could have a material adverse effect on our business, financial condition and operating results.

The geographic concentration of Crumbs stores in the Northeast and West Coast regions of the United States subjects us to an increased risk of loss of revenue from facts affecting those areas.

As of December 31, 2011, Crumbs operated 33 of its 48 stores in the Northeast, of which 22 are located in Manhattan, New York. As a result, Crumbs is particularly susceptible to adverse trends, severe weather, competition and economic conditions in that area. In addition, given Crumbs’ geographic concentration, negative publicity regarding any of its stores could have a material adverse effect on its business and operations, as could other regional factors impacting the local economies in that market.

Crumbs is subject to all of the risks associated with leasing space subject to long-term non-cancelable leases and with respect to the real property.

Crumbs competes for real estate, and Crumbs’ inability to secure real estate in desirable locations or on favorable lease terms could impact Crumbs’ ability to grow. Crumbs’ leases generally have initial terms of between 10 and 15 years, and generally can be extended in up to five-year increments (at increased rates) if at all. Additionally, in certain instances, there may be change in control provisions in the lease which put Crumbs in a competitive disadvantage when negotiating extensions or which require Crumbs to get landlord consent for certain transactions. All of its leases require a fixed annual rent, although some require the payment of additional rent if store revenue exceeds a negotiated amount. Crumbs’ leases include “net” leases, which require it to pay all of the cost of insurance, taxes, maintenance and utilities. Crumbs generally cannot cancel these leases. Some additional sites that Crumbs may lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable, and Crumbs decides to close a particular store, it may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of its leases expires, Crumbs may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause it to close stores in desirable locations. Current locations of Crumbs’ stores may become unattractive as demographic patterns change.

Crumbs may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As Crumbs expands its operations, it may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and it may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those it currently enjoys. Crumbs’ inability to enter into such new agreements on favorable terms may harm its business and operating results.

Crumbs may not be able to protect its intellectual property adequately, which could harm the value of its brand and adversely affect its business.

Crumbs’ intellectual property is material to the conduct of its business. Crumbs’ ability to implement its business plan successfully depends in part on its ability to build further brand recognition using its trademarks, service marks and other proprietary intellectual property, including its name and logos. Crumbs has registered its trademarks in the United States, the European Community and Japan; however, if Crumbs’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on its intellectual property, the value of its brands may be harmed, which could have a material adverse effect on its business and might prevent its brands from achieving or maintaining market acceptance. While Crumbs has not encountered claims from prior users of intellectual property relating to its bake shop operations in areas where it operates or intends to conduct operations, there can be no assurances that it will not encounter such claims. If so, this could harm Crumbs’ image, brand or competitive position and cause it to incur significant penalties and costs.

Crumbs’ results may fluctuate and could fall below expectations of securities analysts and investors due to weather and other factors, resulting in a decline in the Company’s stock price.

Crumbs’ quarterly and yearly results have varied in the past, and Crumbs believes that its quarterly operating results will vary in the future. Factors such as extreme weather conditions, labor availability and wages of store management and employees, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance or other operating costs may cause Crumbs’ quarterly results to fluctuate. For these reasons, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. You should not rely upon Crumbs’ historical quarterly operating results as indications of future performance.

Crumbs may need additional capital in the future and it may not be available on acceptable terms.

The development of Crumbs’ business may require significant additional capital in the future to, among other things, fund its operations, expand the range of products Crumbs offers and finance future acquisitions and investments. To meet its capital needs, Crumbs expects to rely on its cash flow from operations and cash generated from the Merger. There can be no assurance, however, that these sources of financing or alternative sources will be available on terms favorable to Crumbs, or at all. Crumbs’ ability to obtain additional financing will be subject to a number of factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to Crumbs. If Crumbs is unable to raise additional capital, its growth and its business could be impeded.

Crumbs’ success depends substantially upon the continued retention of certain key personnel.

Crumbs believes that its success has been dependent and continues to be dependent to a significant extent on the efforts and abilities of its senior management team. Certain members of its management team currently are employed on an “at-will” basis and may resign from employment at any time. Each of Julian R. Geiger, our President and Chief Executive Officer, Jason Bauer, our Senior Vice-President of Business Development, Mia Bauer, our Vice-President and Creative Director, and John D. Ireland, our Senior Vice-President and Chief Financial Officer, have entered into employment agreements with us and Crumbs. Crumbs’ failure to retain any of these individuals could adversely affect its ability to build on the efforts they have undertaken with respect to the Crumbs business. Some of these individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause the Company to have to expend time and resources in helping them become familiar with such laws.

Crumbs incurs increased costs as a result of being a subsidiary of a public company.

As a subsidiary of a public company, Crumbs incurs significant legal, accounting and other expenses that it did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC, regulate corporate governance practices of public companies. Compliance with these public company requirements will increase its costs and make some activities more time-consuming. In addition, Crumbs incurs additional expenses associated with its SEC reporting requirements. A number of those requirements will require Crumbs to carry out activities it has not done previously. For example, under Section 404 of the Sarbanes-Oxley Act, Crumbs will need to document and test its internal control procedures, its management will need to assess and report on Crumbs’ internal control over financial reporting and its independent accountants will need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if Crumbs identifies any issues in complying with those requirements (for example, if Crumbs or its accountants identified a material weakness or significant deficiency in Crumbs’ internal control over financial reporting), Crumbs could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Crumbs’ reputation or investor perceptions of Crumbs.

The terms of the director and officer liability insurance maintained by CBS may not be sufficient to attract and retain directors. As a result, it may be more difficult for the Company to attract and retain qualified persons to serve on its board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. Crumbs cannot predict or estimate the amount of additional costs Crumbs may incur or the timing of such costs.

Crumbs’ business is affected by changes in consumer preferences and discretionary spending.

Crumbs’ success depends, in part, upon the popularity of its food products and its ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from Crumbs’ stores or its menu items, Crumbs’ inability to develop new menu items that appeal to consumers, or changes in Crumbs’ menu that eliminate items popular with some consumers could harm its business. Also, Crumbs’ success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, Crumbs may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on Crumbs’ sales, results of operations, business and financial condition.

Crumbs’ success depends on its ability to compete with cupcake specific bakeries, traditional bakeries and other food service businesses.

The industry in which Crumbs operates is intensely competitive and Crumbs competes with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. Crumbs also competes with certain quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by Crumbs’ competitors or the entrance of new competitors into Crumbs’ markets could reduce its sales and profit margins. Crumbs also competes with these competitors for desirable locations and some of its competitors may have capital resources greater than Crumbs’ as discussed below.

Many of Crumbs’ competitors or potential competitors have substantially greater financial and other resources than Crumbs does, which may allow them to react to changes in pricing, marketing and the bakery industry better than Crumbs can. As Crumbs’ competitors expand their operations, Crumbs expects competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to Crumbs’, including the sale of gourmet cupcakes. Competition also could cause Crumbs to modify or evolve its products, designs or strategies. If Crumbs does so, Crumbs cannot guarantee that it will be successful in implementing the changes or that Crumbs’ profitability will not be negatively impacted by them.

Crumbs also competes with other employers in its markets for hourly workers and may be subject to higher labor costs. If Crumbs is unable to successfully compete in its markets, Crumbs may be unable to sustain or increase its revenues and profitability.

Disruptions in Crumbs’ supply chain and the inability to predict demand could adversely affect its profitability and operating results.

Crumbs depends on deliveries exclusively from its regional suppliers of baked goods and other products daily. Accordingly, Crumbs is particularly susceptible not only to the financial reliability of each of its suppliers, but also to their consistent quality and supply volatility as a result of adverse weather and traffic conditions and potential mechanical issues related to the delivery trucks of Crumbs’ suppliers. Crumbs’ dependence on frequent deliveries to its stores by single regional distributors could cause shortages or supply interruptions that could adversely impact its operations. Additionally, because none of the Crumbs retail stores bake the baked goods they sell, each Crumbs store is required to estimate and order suitable inventory for each day. If stores are unable to accurately predict the demand, Crumbs’ profitability and operating results may be adversely effected. There are many factors which could cause shortages or interruptions in the supply of Crumbs’ products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of Crumbs’ suppliers, most of which are beyond Crumbs’ control, and which could have an adverse effect on Crumbs’ business and results of operations.

Crumbs is dependent upon a small number of exclusive commercial bakers and other suppliers for a significant amount of its menu items. The loss of any supplier could adversely affect Crumbs’ operating results

Crumbs currently relies on four primary commercial bakery suppliers for its baked goods products and one primary vendor for its paper goods and packaging. As of December 31, 2011, Crumbs had agreements with four regional bakery suppliers. Crumbs has signed three-year exclusive production agreements (with automatic one-year renewals) with each of its four regional suppliers. Crumbs’ regional suppliers are for the New York, Los Angeles, Chicago and Washington, D.C. area markets. Crumbs’ exclusive dependence on daily deliveries from only four regional suppliers could cause shortages or supply interruptions that could adversely impact Crumbs’ operations. Because Crumbs relies heavily on a small group of regional bakery suppliers, if any of those suppliers are unable to ship on time or their consistent quality of product is below our expectations, it could adversely affect our performance. Any increase in distribution prices or failure by Crumbs’ distributors to perform could adversely affect Crumbs’ operating results.

Crumbs’ industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid Crumbs’ products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect Crumbs, regardless of whether the allegations are true, by discouraging customers from buying Crumbs’ products. Crumbs could also incur significant liabilities if a lawsuit or claim results in a decision against Crumbs or litigation costs regardless of the result.

Crumbs’ business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating Crumbs’ business. Crumbs devotes significant resources to recruiting and training its managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact Crumbs’ operating expenses. In addition, Crumbs’ success depends on its ability to attract, motivate and retain qualified employees, including store managers and staff, to keep pace with Crumbs’ growth strategy. If Crumbs is unable to attract, motivate and retain qualified employees, its results of operations may be adversely affected.

Fluctuations in various food and supply costs, including dairy, could adversely affect Crumbs’ operating results.

The prices of butter, flour, milk and eggs, which are the main ingredients in Crumbs’ baked goods, and coffee may fluctuate. Supplies and prices of the various products that are used to prepare Crumbs’ baked goods or coffee can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. An increase in pricing of any ingredient that is used in Crumbs’ baked goods could result in an adjustment to the compensation due to suppliers and may have an adverse effect on Crumbs’ operating results and profitability.

Crumbs could be party to litigation that could adversely affect it by distracting management, increasing its expenses or subjecting it to material money damages and other remedies.

Crumbs may be subject to the filing of complaints or lawsuits against it alleging that it is responsible for some illness or injury suffered at or after a visit to its stores, or alleging that Crumbs has problems with food quality or operations. Crumbs is also subject to a variety of other claims arising in the ordinary course of its business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and it could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from Crumbs’ operations and hurt its performance. A judgment in excess of Crumbs’ insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect Crumbs’ financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect Crumbs’ reputation or prospects, which in turn could adversely affect its results of operation and profitability.

If Crumbs fails to comply with governmental laws or regulations or if these laws or regulations change, its business could suffer.

In connection with the operation of Crumbs’ business, it is subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of Crumbs’ employees and customers;

•	environmental matters; and

•	sales tax.

Crumbs’ stores are licensed and subject to regulation under federal, state and local laws, including business, health, fire and safety codes.

Various federal and state labor laws govern Crumbs’ operations and its relationship with its employees, including minimum wage, overtime, accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in Crumbs’ operations. Crumbs may experience material difficulties or failures with respect to compliance with these labor laws in the future. Crumbs’ failure to comply with these labor laws could result in required renovations to its facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of Crumbs’ stores or a delay in construction or opening of stores, any of which could adversely affect Crumbs’ business, operations and reputation.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the state of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, Crumbs may in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of Crumbs’ food, which could increase its expenses or slow customer flow.

The continuing challenging economic conditions could adversely affect Crumbs’ business and financial results and have a material adverse effect on its liquidity and capital resources.

As widely reported, the U.S. economy continues to experience adverse economic conditions and uncertainty about economic stability. While there are signs that conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Crumbs’ customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in Crumbs’ business strategy is maintaining its transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact Crumbs’ financial performance as reduced revenue creates downward pressure on margins. Financial difficulties experienced by Crumbs’ suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that continues to deteriorate or fails to improve could have a material adverse effect on Crumbs’ liquidity and capital resources, including its ability to raise additional capital if needed, the ability of Southeastern Bank and JPMorgan Chase Bank to honor draws on Crumbs’ standby letters of credit, or otherwise negatively impact Crumbs’ business and financial results.

Crumbs may also incur costs resulting from other security risks it may face in connection with its electronic processing and transmission of confidential customer information.

Crumbs uses commercially available software and other technologies to provide security for processing and transmission of customer credit card data. As of December 31, 2011 approximately 62% of Crumbs’ current revenue is attributable to credit card transactions, and that percentage is expected to climb. Crumbs’ systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. Either of those consequences could have a material adverse effect on Crumbs’ reputation and business or subject it to additional liabilities.

Risks Related to an Investment in Our Securities

The Company is a holding company and relies on dividends, distributions, loans and other payments, advances and transfers of funds from Crumbs to pay dividends, pay expenses and meet our other obligations.

The Company has no direct operations and no significant assets other than ownership of all the New Crumbs Class A Voting Units (the “Class A Voting Units”) of Crumbs. Because we conduct our operations through Crumbs and its subsidiaries, we depend on those entities for dividends, loans and other payments to generate the funds necessary to meet our financial obligations, including payments under the Tax Receivable Agreement (“Tax Receivable Agreement”), entered into by and among the Company and the Members in connection with the Merger, and our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Under the terms of Crumbs’ Third Amended and Restated LLC Agreement (the “Third Amended and Restated LLC Agreement”), which was also entered into in connection with the Merger, all proceeds of any issuance by the Company of securities are, subject to certain exceptions, required to be contributed or otherwise provided to Crumbs and, pursuant to the Exchange and Support Agreement, we are generally prohibited from conducting operations outside those activities related to our role as a publicly traded holding company owning the Class A Voting Units of Crumbs. In addition, we are generally required to reserve excess cash generated from tax distributions from Crumbs for the purpose of providing additional working capital to Crumbs. Legal and contractual restrictions in agreements governing future indebtedness of Crumbs and its subsidiaries, as well as the financial condition and operating requirements of Crumbs and its subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, Crumbs and its subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations. The Company’s ability to pay cash dividends to holders of common stock, or satisfy its operating expenses and/or other financial obligations may be limited by the terms of the Third Amended and Restated LLC Agreement, which generally requires distributions by Crumbs to be pro rata to all its members, including the Company and the holders of Class B Exchangeable Units, except in the case of distributions for public company expenses. See “Description of Securities — Third Amended and Restated LLC Agreement” for a summary of the distribution provisions of the Third Amended and Restated LLC Agreement.

Concentration of ownership may have the effect of delaying or preventing a change in control.

Our initial stockholder and former sponsor, 57th Street GAC Holdings LLC, and the members of Crumbs own approximately 8.57% and 48.28%, respectively, of the combined voting power of the Company, assuming in each case no Contingency Consideration (as described below) is issued pursuant to the terms of the Business Combination Agreement, none of the outstanding warrants are exercised and no securities are issued pursuant to the Plan. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of the Company requiring stockholder approval. In addition, in the event our common stock achieves trading prices of $15, $17.50 and/or $20 per share and/or we achieve adjusted EBITDA (as defined in the Business Combination Agreement) of $17,500,000, $25,000,000, and/or $30,000,000 at particular points during the period beginning after May 5, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”), certain members of Crumbs will be entitled to receive additional securities, which we refer to as “Contingency Consideration”, exchangeable for up to 4,400,000 shares of our common stock. During the Earnout Period, the holders of our Series A Voting Preferred Stock (the “Series A Holders”), exclusively and as a separate class, are entitled to elect such number of our directors substantially equivalent to a number of directors commensurate with the then aggregate beneficial ownership of the Series A Holders (the “Commensurate Ownership”); provided however, that to the extent that the Commensurate Ownership would result in the ability of the Series A Holders to elect a fraction of a seat on the Board, that the Series A Holders are permitted to “round-up” to the nearest whole-number the number of directors the Series A Holders could appoint to the Board such that the aggregate number of the directors the Series A Holders could elect would exceed the Commensurate Ownership of the Series A Holders, so long as such rounding-up would not result in the Series A Holders electing a majority of our Board. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

The Company’s ability to request indemnification from the Members for damages arising out of claims for indemnification pursuant to the Business Combination Agreement is limited to approximately 16.05% of the equity consideration issued in the Merger transaction (“Transaction”) which is held in escrow.

The indemnification obligations of the Members to the Company against losses that the Company may sustain and that result from, arise out of, or relate to, any breach by the Members of any of their representations, warranties, or the covenants or agreements contained in the Business Combination Agreement is limited to an aggregate of 650,000 of the Class B Exchangeable Units and 65,000 shares of Series A Voting Preferred Stock placed in escrow, or at the Members’ option, cash. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the foregoing shares in escrow will be the sole remedy for the Company for its rights to indemnification pursuant to the Business Combination Agreement. Claims for indemnification may be asserted against the escrow by the Company once its damages exceed a $200,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed common stock. Claims for indemnification may be asserted until the date the Company files its Annual Report on Form 10-K for the year ending December 31, 2011. As a consequence of these limitations, the Company may not be able to be entirely compensated for indemnifiable damages that it may sustain.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of the Company’s securities may decline.

The market price of the Company’s securities may decline if:

•	the Company does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Transaction on the Company’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, securityholders may experience a loss as a result of a decline in the market price of the Company’s securities. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The Members will receive payments for certain tax benefits the Company may claim arising in connection with the Merger and related transactions, and the amounts the Company may pay could be significant.

In connection with the Merger, the Company entered into a Tax Receivable Agreement with the Members that provides for the payment by the Company to the Members of up to 75% of the benefits, if any, that the Company is deemed to realize as a result of (i) the payment of the Merger consideration other than the Class B Exchangeable Units, (ii) the exchange of Class B Exchangeable Units for common stock, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement.

It is expected that the payments that the Company may make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law, and that the Company earns sufficient taxable income to realize all tax benefits that are attributable to the payment of the Merger consideration other than the Class B Exchangeable Units, the Company expects that initial payments under the Tax Receivable Agreement relating to such payments could total up to $4,589,500.

Future payments to the existing Members in respect of subsequent exchanges of Class B Exchangeable Units for the Company common stock would be in addition to this initial amount and are expected to be substantial as well. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on the Company’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the existing Members’ continued ownership of the Company’s securities.

In certain cases, payments under the Tax Receivable Agreement to the Members may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, the Company elects an early termination of the Tax Receivable Agreement, the Company’s (or its successor’s) obligations would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the Company could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the Company elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity. There can be no assurance that the Company will be able to finance its obligations under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines. Although the Company is not aware of any issue that would cause the IRS to challenge its expected tax reporting positions, the Company will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits the Company actually realizes.

New classes of Crumbs securities exchangeable into common stock were issued in connection with the Merger and when exchanged for common stock will become eligible for future resale in the public market, which will result in substantial dilution and could have an adverse effect on the market price of those shares.

Upon consummation of the Merger, 4,541,394 Class B Exchangeable Units and 454,139.4 shares of Series A Voting Preferred Stock were issued to the Members and therefore they collectively owned securities that would (if fully exchanged) represented approximately 48.28% of our common stock on a fully diluted basis (assuming no issuance of Contingency Consideration and exclusive of any stock-based awards that may be granted under our Plan). Subsequently, 64,139.4 of such Series A Voting Preferred Stock were automatically redeemed by us in connection with the exchange of 641,394 Class B Exchangeable Units for 641,394 shares of our common stock by EHL Holdings LLC, a Delaware limited liability company owned and controlled by Edwin H. Lewis, our Chairman of the Board of Directors, and cancelled by us, and pursuant to the Exchange and Support Agreement. Subsequently, in connection with the appointment of Julian R. Geiger as our President and Chief Executive Officer, an aggregate of 799,000 Class B Exchangeable Units and 79,900 Series A Voting Preferred Stock were first forfeited by certain holders, and then an equal amount of these securities were issued to Mr. Geiger by Crumbs and us, respectively. Currently, 3,900,000 Class B Exchangeable Units and 390,000 shares of Series A Voting Preferred Stock remain outstanding. In addition, the Members may be entitled to receive up to an additional 4,400,000 Class B Exchangeable Units and 440,000 shares of Series A Voting Preferred Stock as Contingency Consideration and therefore they will, collectively, own securities that would (if fully exchanged) represent approximately 64.77% of our common stock on a fully diluted basis (exclusive of any stock-based awards that may be granted under our Plan).

Our securities may be delisted from the NASDAQ Capital Market if we fail to comply with the continued listing standards.

Our securities are currently listed on the NASDAQ Capital Market. We notified the NASDAQ Stock Market LLC by letter dated November 14, 2011, that we had appointed Julian R. Geiger, a previously independent director, to the position of President and Chief Executive Officer. Upon becoming an executive officer of the Company, Mr. Geiger no longer qualified as an independent director under NASDAQ Corporate Governance Rules, causing us to become noncompliant with Nasdaq Rule 5605(b)(1) which requires that a company’s Board of Directors be comprised of a majority of independent directors. On November 15, 2011, NASDAQ issued a formal notice of noncompliance with the continued listing criteria in Rule 5810(b). NASDAQ notified us that we had until the earlier of the next annual shareholders’ meeting or November 14, 2012 to become compliant with such rule. If we have not regained compliance by such date, NASDAQ may delist our securities. On November 14, 2011, we also notified NASDAQ that our Board of Directors has adopted a plan to regain compliance with the continued listing requirements, including increasing the size of the Board from eight to nine persons, identifying and reviewing several potential nominees and the Board’s plan to appoint such additional independent director as soon as possible. On January 19, we notified NASDAQ that we had appointed Stephen Z. Fass to our Board of Directors as an independent director, causing our Board of Directors to be comprised of a majority of independent directors and therefore causing us to regain compliance with the applicable NASDAQ Corporate Governance Rules and continued listing criteria As a result, on January 23, NASAQ notified Crumbs that its staff had determined that we were in compliance with such majority independence requirements and the matter had been closed.

There can be no assurance that we will be able to maintain the listing of our securities on NASDAQ. If the NASDAQ Capital Market delists our securities from trading on its exchange for failure to meet the continued listing standards or timely regain compliance, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the U.S. Securities Act we may redeem all of our outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of our shares equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we filed a registration statement covering the issuance of the common stock underlying the warrants as required, at the time that our warrantholders exercise their warrants, such registration statement may not be current, in which case our warrantholders may not be able to exercise their warrants and therefore the warrants could expire worthless.

Holders of our warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock and, even in the case of a cashless exercise which is permitted in certain circumstances, such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have an effective registration statement on file with the SEC covering the shares of common stock issuable upon exercise of the warrants, and have undertaken an obligation in the warrant agreement to use our best efforts to maintain an effective registration statement covering these shares, we may not be able to do so. Factors such as an unexpected inability to remain current in our SEC reporting obligations or other material developments concerning our business could present difficulties in maintaining an effective registration statement and a current prospectus. Holders of warrants will not be entitled to a cash settlement for their warrants if we fail to have an effective registration statement or a current prospectus available relating to the common stock issuable upon exercise of the warrants. The expiration of warrants prior to exercise would result in each unit holder paying the full unit purchase price solely for the common stock underlying the unit.

Our stockholders would experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants and the issuance of additional shares of common stock.

We have approximately 5,456,300 shares issuable upon exercise of outstanding warrants. We could also issue substantial shares in connection with a contingent payment of up to 4,400,000 shares associated with the Transaction pursuant to which Crumbs became our subsidiary. Upon exercise of our outstanding warrants for shares of our common stock or issuance of shares in satisfaction of the contingent payment, these shares will dilute our existing stockholders. We may also issue shares in connection with future acquisitions, financings or pursuant to our Plan that would also be dilutive.

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. The market price of the common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

The last reported price of our common stock on the Nasdaq Capital Market on January 27, 2012 was $4.01 per share.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

We have provisions in our Certificate of Incorporation and Bylaws that:

•

make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us; may limit the price some investors are willing to pay for our common stock;

•	enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of our charter documents, certain provisions of Delaware law and our substantial insider ownership could delay or make more difficult certain types of transactions involving a change of control of us or our management. As a result, the price of our common stock may be adversely affected.

USE OF P ROCEEDS

The shares which may be sold pursuant to this prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, the Company will not realize any proceeds from the sale of the shares, except that it will derive proceeds if options currently outstanding or hereafter granted are exercised. If exercised, such funds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares have been paid for by the Company. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The shares of common stock offered by this prospectus are being registered for reoffers and resales by the Selling Stockholders, who have acquired or may acquire shares of common stock pursuant to awards granted under the Plan, and who may be deemed to be our “affiliates.” “Affiliate” is defined under the Securities Act as “a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with” the Company.

We do not know the number of shares of common stock which will be offered for sale by Selling Stockholders under this prospectus. Executive officers, directors or others who may be deemed to be our affiliates who acquire shares of common stock under the Plan may be added to this prospectus as selling stockholders, and their number of shares to be sold may be increased or decreased, by the use of a prospectus supplement filed with the SEC pursuant to Rule 424(b) of the Securities Act. The Selling Stockholders may resell all, a portion or none of such shares from time to time.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes: (1) the persons identified above as the selling stockholders or other “eligible persons” as defined in the Plan; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) the offer or sale of those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the common stock by the selling stockholders may be effected in one or more transactions that may take place on Nasdaq (or another exchange or quotation system where the common stock may trade, such as the OTCBB) (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on Nasdaq (or another exchange or quotation system where the common stock may trade, such as the OTCBB); in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock of the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

The Company will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The legality of the common stock to be offered hereby has been passed upon for us by Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017. Ellenoff Grossman & Schole LLP owns 41,500 shares of our common stock, which were issued by us upon the consummation of the Merger for certain services performed.

EXPERTS

The financial statements of the Company incorporated by reference in this Registration Statement have been audited by Rothstein Kass, independent registered public accounting firm, to the extent and for the periods set forth in their reports.

The financial statements of Crumbs incorporated by reference in this Registration Statement have been audited by Rothstein Kass, independent registered public accounting firm, to the extent and for the periods set forth in their reports.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

CRUMBS BAKE SHOP, INC. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SHARES OFFERED HEREBY. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON PAYMENT OF THE REGULAR CHARGE THEREFOR.

Crumbs Bake Shop, Inc.

Up to 338,295 Shares of

Common Stock

PROSPECTUS

January 31, 2012

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, together with any amendments thereof, filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 11, 2011;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 17, 2011, August 15, 2011, and November 14, 2011, respectively;

(c)	Our current reports on Form 8-K dated January 10, 2011, January 31, 2011, February 22, 2011, March 18, 2011, April 7, 2011, May 6, 2011, May 11, 2011, May 23, 2011, May 25, 2011, June 9, 2011, June 29, 2011, July 29, 2011, August 12, 2011, August 16, 2011, September 8, 2011, October 28, 2011, November 16, 2011, December 21, 2011, January 20, 2012 and January 23, 2012, respectively; and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 29, 2011, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary, Crumbs Bake Shop, Inc., 312 Main Street, PO Box 388, Preston, Maryland 21655; telephone (410) 673-1220.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Ellenoff Grossman & Schole LLP owns 41,500 shares of our common stock, which were issued by us upon the consummation of the Merger for certain services performed.

Item 6. Indemnification of Officers and Directors

Our Third Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our Third Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Effective October 25, 2011, we amended our Bylaws (i) to provide that the scope of indemnity provided by us is limited to our officers and directors; (ii) expand the scope of indemnity to former directors or officers and clarify the procedures pursuant to which the Board of Directors, or a committee of disinterested directors, as the case may be, determine that indemnification is proper; (iii) to require us to pay expenses incurred by a director or officer in their defense of certain actions in a timely manner and in advance of a final disposition of such action, subject to an affirmative determination by a majority of the disinterested directors then in office that we have the financial wherewithal to make such payment; (iv) to clarify that the indemnification of directors and officers provided by our Bylaws is not exclusive, and to state our policy to indemnify covered directors and officers to the fullest extent permitted by law; and (v) to provide that we may, to the extent authorized by the Board of Directors, provide indemnification rights and advance expenses to our employees and agents similar to those provided to directors and officers.

On November 14, 2011, we entered into an employment agreement with Julian R. Geiger as our President and Chief Executive Officer, which also provides that we and Crumbs will, to the fullest extent permitted by the laws of Delaware, indemnify Mr. Geiger from, and provide to him a right of contribution for and against any loss or action arising out of the discharging of his duties under the agreement unless due to his willful misconduct or conviction of a fraud, felony or crime of moral turpitude in accordance with the terms and conditions of an Indemnification Agreement entered into as of November 14, 2011, by and among the Company, Crumbs and Julian R. Geiger.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Crumbs Bake Shop, Inc. Equity Incentive Plan (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2011)

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Rothstein Kass Consent

23.2	Rothstein Kass Consent

23.3	Ellenoff Grossman & Schole LLP Consent (included in Exhibit 5.1)

24.1	Power of Attorney contained on the signature page of this Registration Statement.

Item 9.	Undertakings

1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 31st day of January, 2012.

CRUMBS BAKE SHOP, INC.

By:	/s/ Julian R. Geiger
Julian R. Geiger
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant whose signature appears below hereby appoints Julian R. Geiger and John D. Ireland, jointly and individually, as attorneys-in-fact for the undersigned with full power of substitution, to execute in his or her name and on behalf of such person, individually, and in each capacity stated below, this Registration Statement on Form S-8 and one or more amendments (including post-effective amendments) to this Registration Statement and any related registration statement under Rule 462(b) under the Securities Act of 1933 as the attorney-in-fact shall deem appropriate, and to file any such amendment (including exhibits thereto and other documents in connection herewith) to this Registration Statement on Form S-8 or Rule 462(b) registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	TITLE	DATE

/s/ Edwin H. Lewis	Chairman of the Board	January 31, 2012
Edwin H. Lewis

/s/ Julian R. Geiger	President and Chief Executive Officer (Principal Executive Officer) and Director	January 31, 2012
Julian R. Geiger

/s/ John D. Ireland	Senior Vice President-Finance, Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer	January 31, 2012
John D. Ireland

/s/ Jason Bauer	Director	January 31, 2012
Jason Bauer

/s/ Mark D. Klein	Director	January 31, 2012
Mark D. Klein

/s/ Frederick G. Kraegel	Director	January 31, 2012
Frederick G. Kraegel

/s/ Leonard A. Potter	Director	January 31, 2012
Leonard A. Potter

/s/ Jeffrey D. Roseman	Director	January 31, 2012
Jeffrey D. Roseman

/s/ Andrew J. Moger Andrew J. Moger	Director	January 31, 2012

/s/ Stephen Z. Fass Stephen Z. Fass	Director	January 31, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Crumbs Bake Shop, Inc. Equity Incentive Plan (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2011)

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Rothstein Kass Consent

23.2	Rothstein Kass Consent

23.3	Ellenoff Grossman & Schole LLP Consent (included in Exhibit 5.1)

24.1	Power of Attorney contained on the signature page of this Registration Statement